Exhibit 99.1

Friedman Fleischer & Lowe Capital Partners III, L.P., Friedman Fleischer & Lowe Parallel Fund III, L.P., FFL Individual Partners III, L.P., and FFL Executive Partners III, L.P. (collectively, the “FFL Funds”), are controlled by Friedman Fleischer & Lowe GP III, L.P., its general partner, which is controlled by Friedman Fleischer & Lowe GP III, LLC, its general partner.  Friedman Fleischer & Lowe GP III, LLC is controlled by Tully M. Friedman, Spencer C. Fleischer and Christopher A. Masto, its three managing members. Accordingly, Friedman Fleischer & Lowe GP III, L.P., Friedman Fleischer & Lowe GP III, LLC and Messrs. Friedman, Fleischer and Masto (the "FFL Related Parties") may be deemed to beneficially own the shares owned by the FFL Funds. Each FFL Related Party expressly disclaims beneficial ownership of  the shares shown as beneficially owned by the FFL Funds in which such FFL Related Party does not have a pecuniary interest. Investment, disposition and voting decisions with respect to shares held by the FFL Funds are made by an investment committee of certain limited partners of Friedman Fleischer & Lowe GP III, L.P., currently consisting of eleven individuals (the "Investment Committee").  All members of the Investment Committee expressly disclaim beneficial ownership of the shares shown as beneficially owned by the FFL Funds in which such members do not have a pecuniary interest. The address of each of the entities and persons identified in this Exhibit 99.1 is c/o Friedman Fleischer & Lowe, LLC, One Maritime Plaza, Ste. 2200, San Francisco, CA 94111.